Exhibit 99.1

Aerie Pharmaceuticals Reports First Quarter 2014 Financial Results and

Provides Business and Product Development Update

RoclatanTM Phase 2b Clinical Trial Running Ahead of Schedule

Rhopressa Phase 3 Registration Trials on Track to Begin Soon, with

FDA Meetings now Completed

Conference Call and Webcast Today, May 12, at 5:00 p.m. ET

BEDMINSTER, N.J. & RESEARCH TRIANGLE PARK, N.C. & NEWPORT BEACH, Calif. — (BUSINESS WIRE) — Aerie Pharmaceuticals, Inc. (NASDAQ:AERI), a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class glaucoma therapies, today reported financial results for first quarter 2014 and provided an update on the Company’s business highlights.

Aerie Highlights

•	The RoclatanTM Phase 2b clinical trial is advancing rapidly, with public release of efficacy data now expected in late June or early July 2014.

•	The RhopressaTM Phase 3 registration trials are on schedule and planned to commence early third quarter 2014, with efficacy data expected mid-2015, and NDA filing currently projected for mid-2016.

•	Aerie ended the first quarter of 2014 with over $65 million of cash and short-term investments on its balance sheet. This amount is expected to fund Rhopressa™ Phase 3 development through NDA filing and Roclatan™ development through completion of the Phase 2b trial and including subsequent follow-on Phase 3 preparatory activities.

“This is a very exciting time for Aerie, and we are very pleased with the progress of our Phase 2b clinical trial for quadruple-action RoclatanTM. As a result of rapid enrollment in the trial, we have accelerated our expected public release of data to be in late June or early July 2014. Further, our preparations for Phase 3 registration trials for triple-action RhopressaTM are advancing on schedule, and we continue to expect to launch the trials in early third quarter 2014 and within original financial projections. We have decided that we will now also include a separate safety study in Canada to further ensure timely completion of the Phase 3 efforts,” said Vicente Anido, Ph.D., Chairman and Chief Executive Officer.

Dr. Anido continued, “We expect to initiate partnering discussions for Japan and Europe in the second half of 2014 after we release our RoclatanTM Phase 2b data. Additionally, as we have stated in the past, we expect to commercialize our products in North America with our own sales force.”

Product Update

Aerie’s first-in-class product candidates are all single drop, once-daily medications that are well tolerated and have shown no systemic drug-related adverse events.

Triple-Action Rhopressa™

Rhopressa™ is a novel triple-action eye drop that we believe, if approved, would become the only once-daily product available that specifically targets the trabecular meshwork (TM), the eye’s primary fluid drain and the diseased tissue responsible for elevated intraocular pressure (IOP) in glaucoma. Furthermore, preclinical results have demonstrated that Rhopressa™ lowers episcleral venous pressure (EVP), which contributes approximately half of IOP in healthy subjects. Moreover, we believe Rhopressa™ provides an additional mechanism which reduces fluid production in the eye and therefore lowers IOP. Biochemically, Rhopressa™ is known to inhibit both Rho Kinase (ROCK) and norepinephrine transporter (NET).

If successful, we expect Rhopressa™ to compete against prostaglandin analogue (PGA) products as an initial therapy for patients with IOPs of 26 mmHg (millimeters of mercury) or below at the time of diagnosis, which represents the majority of patients with glaucoma. Additionally, we believe Rhopressa™ may be used as the add-on product of choice for patients on PGA therapy requiring further IOP lowering, due to its high efficacy, lack of systemic side effects, once daily dosing and ability to target the TM. PGAs target the secondary uveoscleral outflow mechanism, which is not the diseased tissue in glaucoma. The Company believes Rhopressa™ may become the product of choice where PGAs are contraindicated and for patients who are not responsive to PGAs or choose to avoid the cosmetic issues associated with PGAs.

In the Company’s Phase 2b clinical trial, which was successfully completed in June 2013, Rhopressa™ demonstrated a strong IOP-lowering effect, with mean IOP reductions of 5.7 and 6.2 mmHg on days 28 and 14, respectively. In addition, Rhopressa™ demonstrated a consistent mean IOP-lowering effect irrespective of the baseline IOPs of the patients entered into the trial. This differentiates Rhopressa™ from currently marketed IOP-lowering agents such as market-leading PGAs and beta blockers, which have their highest effect at higher baseline IOPs, and lose efficacy as the baseline diminishes, as shown in published studies. This is significant given that the majority of glaucoma patients have low to moderately elevated IOPs of 26 mmHg or below at the time of diagnosis. Furthermore, Rhopressa™ has demonstrated a lack of systemic side effects in clinical trials to date, and a favorable tolerability profile. The main tolerability finding for Rhopressa™ was transient, or temporary, hyperemia, which is a cosmetic asymptomatic redness of the eye.

Rhopressa™ is expected to begin two Phase 3 registration trials in the United States in early third quarter 2014, along with a third safety-only trial in Canada, with a combined total expected enrollment of approximately 1,300 patients. The U.S. trials will measure efficacy over three months and safety over 12 months, and the Canadian trial will measure safety over 12 months. The primary efficacy endpoint of the U.S. trials will be to demonstrate non-inferiority of IOP lowering for Rhopressa™ (dosed once daily and twice daily) compared to timolol (dosed twice daily). Timolol is the most widely used comparator in registration trials for glaucoma, and is also the most widely prescribed non-PGA product. As a result of recent FDA discussions, we have decided to include a twice-daily dosed arm in one of our RhopressaTM registration trials. This relates to the fact that other glaucoma drugs, such as PGAs, have been shown to be less effective when dosed twice daily. We believe the results from this arm will prove useful as part of our NDA submission for RhopressaTM. Assuming the trials commence in the early third quarter, three-month efficacy results are expected to be released in mid-2015, and if the trials are successful, the Company expects to submit the NDA filing in mid-2016.

Quadruple-Action Roclatan™

Roclatan™ is a once-daily eye drop that combines our triple-action Rhopressa™ with latanoprost, a prostaglandin analogue that is the most widely prescribed glaucoma drug. If approved, we believe that Roclatan™ would be the first glaucoma product to lower IOP through all known mechanisms: (i) increasing fluid outflow through the TM, the eye’s primary drain, (ii) increasing fluid outflow through the uveoscleral pathway, the eye’s secondary drain, (iii) reducing fluid production in the eye and (iv) reducing EVP.

The Company believes that Roclatan™, if approved, would be the only glaucoma product that covers the full spectrum of known IOP-lowering mechanisms, giving it the potential to provide a greater IOP-lowering effect than any currently approved glaucoma product. Therefore, we believe Roclatan™, if approved, could compete in both the PGA and non-PGA markets and become the product of choice for patients requiring maximal IOP lowering, including those with IOPs in excess of 26 mmHg and those who present with significant disease progression despite currently available therapies.

A 28-day Phase 2b clinical trial for Roclatan™ commenced in late January 2014. The study includes approximately 300 patients and compares two concentrations of Roclatan™ to latanoprost and to Rhopressa™, all dosed once daily. The efficacy endpoint is superiority of Roclatan™ to each of its components. Public release of efficacy data of the Phase 2b trial is currently expected in late June or early July 2014.

First Quarter 2014 Financial Results

The Company’s IPO closed on October 30, 2013, yielding net proceeds to Aerie of $68.3 million. As of March 31, 2014, the Company had on its balance sheet cash, cash equivalents and short-term investments of $65.1 million. For the quarter ended March 31, 2014, the Company reported a net loss attributable to common stockholders, as measured in accordance with U.S. generally accepted accounting principles (“GAAP”), of $6.7 million, or $0.28 per share, compared to $3.9 million and $4.07 per share for first quarter 2013. The weighted average number of shares of common stock outstanding utilized in the calculation of net loss per common share was 23,717,393 and 965,186 for first quarter 2014 and 2013, respectively. The increase in the weighted average number of shares of common stock outstanding is attributable to changes to the Company’s capital structure in connection with the IPO in October 2013.

The $6.7 million net loss attributable to common stockholders for the first quarter 2014 includes $9.0 million in operating expenses, reflecting $5.4 million in research and development expenses and $3.6 million in general and administrative expenses, partially offset by $2.3 million in proceeds from the sale of a New Jersey state tax benefit, which is recorded as a benefit in other income (expense), net. Included in the $6.7 million net loss is $1.9 million of non-cash charges representing stock-based compensation expense included in operating expenses. When stock-based compensation expense is excluded, the adjusted operating expenses of $7.1 million include adjusted research and development expenses of $4.8 million and adjusted general and administrative expenses of $2.3 million. Total adjusted net loss, including the aforementioned $2.3 million in proceeds from the sale of the tax benefit, was $4.7 million.

The $3.9 million net loss attributable to common stockholders for first quarter 2013 includes $4.6 million in operating expenses, reflecting research and development expenses of $3.2 million and general and administrative expenses of $1.5 million, partially offset by $1.3 million in proceeds from the sale of a New Jersey state tax benefit and certain valuation-related items, which net to a $0.8 million benefit in other income (expense), net. Excluding non-cash stock-based compensation expenses of $0.2 million, the adjusted operating expenses for first quarter 2013 are approximately $4.5 million, reflecting adjusted research and development expenses of $3.1 million and adjusted general and administrative expenses of $1.3 million. Total adjusted net loss, including the aforementioned $1.3 million in proceeds from the sale of the tax benefit, was $3.2 million.

The higher operating expenses in first quarter 2014 as compared to first quarter 2013 reflect increased clinical preparatory activity for Rhopressa™, increased clinical activity for Roclatan™, and growth in the business as a result of having become a public company in October 2013.

Conference Call / Web Cast Information

Aerie management will host a live conference call and webcast at 5:00 p.m. Eastern Time today to discuss the Company’s financial results and provide a general business update.

The live webcast and a replay may be accessed by visiting Aerie’s website at http://investors.aeriepharma.com. Please connect to the Company’s website at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call (888) 734-0328 (U.S.) or (678) 894-3054 (international) to listen to the live conference call. The conference ID number for the live call is 32759436. Please dial in approximately 10 minutes prior to the call. Telephone replay will be available approximately two hours after the call. To access the replay, please call (855)-859-2056 (U.S.) or (404) 537-3406 (international). The conference ID number for the replay is 32759436. The telephone replay will be available until May 19, 2014.

About Aerie Pharmaceuticals, Inc.

Aerie is a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class glaucoma therapies. The Company is preparing for two Phase 3 registration trials where the primary efficacy endpoint will be to demonstrate non-inferiority of IOP lowering for Rhopressa™ (dosed once daily and twice daily) compared to timolol (dosed twice daily), along with a third safety-only trial in Canada. The Company is also currently executing a Phase 2b clinical trial where the primary efficacy endpoint is to demonstrate superiority of Roclatan™ to each of its components.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the success, timing and cost of our ongoing and anticipated preclinical studies and clinical trials for our current product candidates, including statements regarding the timing of initiation and completion of the studies and trials; our expectations regarding the clinical effectiveness of our product candidates and results of our clinical trials; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect, to our product candidates; our expectations related to the use of proceeds from our initial public offering; our estimates regarding anticipated capital requirements and our needs for additional financing; the potential advantages of our product candidates; and our ability to protect our proprietary technology and enforce our intellectual property rights. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on regulatory approvals and economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We discuss many of these risks in greater detail under the heading “Risk Factors” in our final prospectus from our initial public offering which is on file with the Securities and Exchange Commission (SEC), and in the quarterly and annual reports that we file with the SEC. Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Non-GAAP Financial Measures

To supplement our financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures, some of which are discussed above: adjusted net income (loss), adjusted operating expenses, adjusted research and development expenses, adjusted general and administrative expenses, and adjusted other income (expense). For a description of the adjusted calculations and reconciliation to the nearest GAAP measure, please see the “Reconciliation of GAAP Net Loss to Adjusted Net Loss” table in this press release.

We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business.

The presentation of these financial measures is not intended to be considered in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, the adjustments to our GAAP financial measures reflect the exclusion of stock compensation expense, which is recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures.

AERIE PHARMACEUTICALS, INC.

(A Development Stage Company)

Balance Sheets

(Unaudited)

(in thousands, except share and per share data)

	MARCH 31, 2014	DECEMBER 31, 2013
Assets
Current assets
Cash and cash equivalents	$35,843	$69,649
Short-term investments	29,268	—
Prepaid expenses and other current assets	672	618

Total current assets	65,783	70,267
Furniture, fixtures and equipment, net	146	132
Other assets, net	32	59

Total assets	$65,961	$70,458

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$3,690	$3,482

Total current liabilities	3,690	3,482

Total liabilities	3,690	3,482

Commitments and contingencies
Stockholders’ Equity

Preferred stock, $0.001 par value; 15,000,000 shares authorized as of March 31, 2014 and December 31, 2013; None issued and outstanding	—	—

Common stock, $0.001 par value; 150,000,000 shares authorized as of March 31, 2014 and December 31, 2013; 23,328,576 and 23,285,549 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	23	23
Additional paid-in capital	164,008	162,021
Accumulated other comprehensive loss	(21)	—
Deficit accumulated during the development stage	(101,739)	(95,068)

Total stockholders’ equity	62,271	66,976

Total liabilities and stockholders’ equity	$65,961	$70,458

AERIE PHARMACEUTICALS, INC.

(A Development Stage Company)

Statements of Operations and Comprehensive Loss

Unaudited

(in thousands, except share and per share data)

	THREE MONTHS ENDED MARCH 31,
	2014	2013
Operating expenses
General and administrative	$(3,612)	$(1,466)
Research and development	(5,370)	(3,155)

Loss from operations	(8,982)	(4,621)
Other income (expense), net	2,311	831

Net loss	$(6,671)	$(3,790)

Net loss attributable to common stockholders—basic and diluted	$(6,671)	$(3,927)

Net loss per share attributable to common stockholders—basic and diluted	$(0.28)	$(4.07)

Weighted average number of common shares outstanding—basic and diluted	23,717,393	965,186

Net loss	(6,671)	(3,790)
Unrealized loss on short-term investments	(21)	—

Comprehensive loss	$(6,692)	$(3,790)

Aerie Pharmaceuticals, Inc.

(A Development Stage Company)

Reconciliation of GAAP Net Loss to Adjusted Net Loss

(Unaudited)

(in thousands)

	THREE MONTHS ENDED MARCH 31,
	2014	2013
Net loss attributable to common stockholders – basic and diluted:
Net loss attributable to common stockholders – basic and diluted (GAAP)	$(6,671)	$(3,927)
Adjustments:
Stock-based compensation (a)	1,922	164
Change in fair value measurements of warrant liabilities (b)	—	144
Accrued interest and amortization expense related to notes subsequently converted to common equity (c)	—	293
Accretion related to convertible preferred stock (d)	—	137

Adjusted Net loss	$(4,749)	$(3,189)

Operating expenses:
General and administrative expense:
General and administrative expense (GAAP)	$(3,612)	$(1,466)
Adjustments:
Stock-based compensation (a)	1,307	142

Adjusted general and administrative expense	$(2,305)	$(1,324)

Research and development expense:
Research and development expense (GAAP)	$(5,370)	$(3,155)
Adjustments:
Stock-based compensation (a)	615	22

Adjusted research and development expense	$(4,755)	$(3,133)

Operating expenses (GAAP)	$(8,982)	$(4,621)
Adjustments:
Stock-based compensation (a)	1,922	164

Adjusted operating expenses	$(7,060)	$(4,457)

Other income (expense):
Other income (expense) (GAAP)	$2,311	$831
Adjustments:
Change in fair value measurements of warrant liabilities (b)	—	144
Accrued interest and amortization expense related to notes subsequently converted to common equity (c)	—	293

Adjusted other income (expense)	$2,311	$1,286

Aerie is providing adjusted information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the Company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

Explanation of adjustments:

(a) Stock-based compensation: Exclude the non-cash stock-based compensation.

(b) Change in fair value measurements of warrant liabilities: Exclude the non-cash change in fair value.

(c) Accrued interest and amortization expense related to notes subsequently converted to common equity: Exclude the non-cash interest and amortization expense.

(d) Accretion related to convertible preferred stock: Exclude the accretion related to convertible preferred stock.

Contacts

Aerie Pharmaceuticals

Richard Rubino, 908-470-4320

rrubino@aeriepharma.com

or

Burns McClellan, Inc., on behalf of Aerie Pharmaceuticals

Angeli Kolhatkar, 212-213-0006

akolhatkar@burnsmc.com